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Exhibit 21.1

Subsidiaries List (as of 12/31/2007)

Name:	Percent Owned by SST:	Jurisdiction of Organization:
SST RG, LLC	SST-100% sole membership interests	Delaware
SST Japan K.K.	100% owned by SST	Japan
Silicon Storage Technology Limited (UK)	100% owned by SST	England and Wales
SST Communications Corporation	100% owned by SST	Delaware
SST Communications, Ltd.	100% owned by SST Communications Corporation	Cayman Islands
SST International Limited	100% owned by SST	Cayman Islands
SST International Limited 1	100% owned by SST International Limited	Cayman Islands
SST International Limited 2	100% owned by SST International Limited	Cayman Islands
SST International Limited 3	100% owned by SST International Limited	Cayman Islands
SSTI Taiwan Ltd.	100% owned by SST International Limited	Cayman Islands
SST Korea Ltd.	Owned by SST International Limited	Korea
SST International Macao Commercial Offshore Company Limited	100% owned by SST International Limited	Macao
SST Hong Kong Limited	Owned by SST International Limited & SST International Limited 1 - 2 shareholders (50%)	Hong Kong
SST China Holding Ltd.	100% owned by SST International Limited	Cayman Islands
SST China Ltd.	100% owned by SST China Holding Limited	Cayman Islands
Silicon Storage Technology Taiwan Ltd.	100% owned by SST International Limited	Taiwan
SST Singapore Pte. Ltd.	100% owned by SST International Limited	Singapore
Emosyn International Limited	100% owned by SST International Limited	Cayman Islands

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  Exhibit 21.1